TIMWEN PARTNERSHIP

Financial Statements
December 30, 2012

Report of Independent Registered Public Accounting Firm

To the Partners of TIMWEN Partnership
We have audited the accompanying balance sheets of TIMWEN Partnership as of December 30, 2012 and January 1, 2012, and the related statements of income and comprehensive income, partners’ equity and cash flows for each of the years in the three-year period ended December 30, 2012. The Partnership's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TIMWEN Partnership as of December 30, 2012 and January 1, 2012 and the results of its operations and its cash flows for each of the years in the three-year period ended December 30, 2012 in conformity with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants, Licensed Public Accountants
Mississauga, Ontario
February 27, 2013

TIMWEN Partnership
Balance Sheet

	December 30, 2012	January 1, 2012

Assets

Revenue-producing properties	$72,786,727	$75,030,290

Cash	3,526,513	2,679,439

Accounts receivable	3,264,393	4,325,054

Investment in Grimsby Food Court Ltd.	1,890,989	1,999,690

Prepaid rent	618,234	622,059

	$82,086,856	$84,656,532

Liabilities

Accounts payable and accrued liabilities	$3,205,345	$2,332,277

Deferred lease inducements	3,081,818	3,374,891

Straight-line rent	5,453,185	5,472,756

	11,740,348	11,179,924

Commitments and contingencies

Partners' equity	70,346,508	73,476,608

	$82,086,856	$84,656,532
See accompanying notes to the financial statements.

TIMWEN Partnership
Statements of Income and Comprehensive Income

	Year ended	Year ended	Year ended
	December 30, 2012	January 1, 2012	January 2, 2011

Revenues
Rental income	$39,691,604	$38,927,175	$38,361,003

Expenses
Rental expense - net of lease inducements	7,689,481	7,542,975	8,216,495
Operating expenses	438,131	484,586	579,556
Depreciation and amortization	4,367,219	4,280,186	4,794,250
	12,494,831	12,307,747	13,590,301
Operating income for the year	27,196,773	26,619,428	24,770,702

Other income
Interest income	72,733	55,109	16,886
Equity in income of Grimsby Food Court Ltd.	96,299	366,221	180,933
Other income	4,095	5,926	7,179
	173,127	427,256	204,998
Net income and comprehensive income	$27,369,900	$27,046,684	$24,975,700

See accompanying notes to the financial statements.

TIMWEN Partnership
Statement of Partners' Equity

Year ended December 30, 2012				Year ended January 1, 2012	Year ended January 2, 2011

	Wendy's	Barhav
	Restaurants of	Developments
	Canada Inc.	Limited	Total	Total	Total

Partners' equity - Beginning of year	$36,738,304	$36,738,304	$73,476,608	$76,429,924	$79,954,224

Distributions to partners	(15,250,000)	(15,250,000)	(30,500,000)	(30,000,000)	(28,500,000)
Net income for the year	13,684,950	13,684,950	27,369,900	27,046,684	24,975,700

Partners' equity - End of year	$35,173,254	$35,173,254	$70,346,508	$73,476,608	$76,429,924

See accompanying notes to the financial statements.

TIMWEN Partnership
Statement of Cash Flows

	Year ended	Year ended	Year ended
	December 30, 2012	January 1, 2012	January 2, 2011

Cash provided by (used in)

Operating activities
Net income for the year	$27,369,900	$27,046,684	$24,975,700
Add: Items not affecting cash
Depreciation and amortization	4,367,219	4,280,186	4,794,250
Straight-line rent	12,022	(166,528)	551,382
Amortization of deferred lease inducements	(293,073)	(293,073)	(293,073)
Distributions received from Grimsby Food Court Ltd.	205,000	741,120	320,000
Equity in earnings of investment in Grimsby Food Court Ltd.	(96,299)	(366,221)	(180,932)
Loss on retirement of revenue-producing properties	-	-	59,312
	31,564,769	31,242,168	30,226,639
Change in operating assets and liabilities
Accounts receivable	1,060,661	204,031	459,825
Prepaid rent	3,825	3,898	11,198
Accounts payable and accrued liabilities	(161,603)	163,188	(88,377)

	32,467,652	31,613,285	30,609,285

Investing activities
Additions to revenue-producing properties	(1,120,578)	(572,901)	(545,106)

Financing activities
Distributions to partners	(30,500,000)	(30,000,000)	(28,500,000)

Change in cash	847,074	1,040,384	1,564,179

Cash - Beginning of year	2,679,439	1,639,055	74,876

Cash - End of year	$3,526,513	$2,679,439	$1,639,055

See accompanying notes to the financial statements.

TIMWEN Partnership
Notes to Financial Statements

1.	Nature of operations

The TIMWEN Partnership is between Barhav Developments Limited (a wholly owned subsidiary of TDL Group Corp. Ltd. (TDL)) and Wendy’s Restaurants of Canada Inc. (WROC), and was formed in 1995. The partnership leases restaurant facilities to WROC and TDL.

Fiscal year
The partnership’s fiscal year ends on the Sunday nearest to December 31. The 2012, 2011 and 2010 fiscal years consisted of 52 weeks.

2. Summary of significant accounting policies partnership accounts

Partnership accounts
The accompanying financial statements include only the assets and liabilities of the business carried on under the name TIMWEN Partnership and do not include other assets, liabilities, revenues and expenses of the partners. No provision for income taxes has been made in these financial statements since income of the partnership is taxable in the hands of the partners.

Basis of presentation
The partnership prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (US GAAP). In the opinion of management, the partnership’s financial statements and accompanying notes to the financial statements contain all adjustments necessary to state fairly the partnership’s financial position as of December 30, 2012 and January 1, 2012, and its results of operations, comprehensive income and cash flows for each of the three years in the period ended December 30, 2012.

The functional currency of the partnership is the local currency in which it operates, which is the Canadian dollar, as the majority of the partnership’s operations and cash flows are based in Canada and the partnership’s operations are primarily managed in Canadian dollars. The partnership’s reporting currency is the Canadian dollar.

Revenue-producing properties
Revenue-producing properties are stated at acquisition cost, less accumulated depreciation and amortization. Acquisition cost comprises land acquisition and building construction costs. Depreciation and amortization are provided for on the straight-line basis over the estimated useful lives of the assets at the following rates:

Buildings     Up to 40 years
Leasehold improvements and deferred design costs and other     The lesser of the useful life of the asset or the lease term
Construction-in-progress Stated at cost and is not amortized

Long-lived assets
Long-lived assets are analyzed for impairment at the individual restaurant level, which represents the lowest level of independent cash flow for the business. They are tested for impairment whenever an event or circumstance occurs that indicates impairment may exist, including a current expectation that, more likely than not, a long-lived asset will be sold or otherwise disposed of prior to the end of its estimated useful life. There were no such events in the current or prior year.

TIMWEN Partnership
Notes to Financial Statements

Leases
When determining the lease terms, the partnership includes the renewal period for which failure to renew the lease imposes an economic penalty in such an amount that a renewal appears, at the inception of the lease, to be reasonably assured. The primary penalty to which the partnership is subject is the economic detriment associated with the existence of leasehold improvements that might be impaired if the partnership chooses not to exercise the available renewal options.

Minimum lease payments, including scheduled rent increases, are recognized as rent expense on a straight-line basis (straight-line rent) over the applicable lease terms and any period during which the partnership has the use of the property but is not charged rent by a landlord. Lease terms are generally for 20 years and, in most cases, provide for rent escalations and renewal options.

Investment in Grimsby Food Court Ltd.
The investment in the Grimsby Food Court Ltd. is accounted for as an equity investment. The investment is analyzed for other than temporary impairment where evidence exists that there is an inability to recover the carrying amount of the investment or inability to sustain an earnings capacity that would justify the carrying amounts of the investment. No such indicator was noted in the current or prior year.

Deferred lease inducements
Lease inducements are leasehold improvements paid by landlords and are recorded as a liability and amortized as a reduction in rent expense. They are deferred and amortized on a straight-line basis over the lease term which is typically a minimum of 20 years.

Revenue recognition
Rental revenue is recognized on a percentage of sales volume and is recognized as earned.

Use of estimates
The preparation of the financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates.

3.	Revenue-producing properties

	December 30, 2012			January 1, 2012
		Accumulated
		depreciation and
	Cost	amortization	Net	Net
Land	$21,231,151	$ -	$21,231,151	$21,231,151
Buildings	36,184,620	16,055,939	20,128,681	19,289,734
Leasehold improvements	64,698,454	34,335,000	30,363,454	32,912,405
Deferred design costs and other	2,305,185	1,241,744	1,063,441	1,219,827
	124,419,410	51,632,683	72,786,727	74,653,117
Construction-in-progress	-	-	-	377,173
	$124,419,410	$51,632,683	$72,786,727	$75,030,290

TIMWEN Partnership
Notes to Financial Statements

4.	Related party transactions and balances
During the fiscal years and as of the end of the fiscal years presented, the partnership had the following transactions with related parties.

	December 30, 2012	January 1, 2012	January 2, 2011
Rental income
TDL	$24,998,367	$24,520,534	$24,017,601
WROC	14,693,237	14,406,641	14,343,402
	$39,691,604	$38,927,175	$38,361,003

Management fee
WROC - included in operating expenses	$275,000	$275,000	$275,000

Related party rental expense
TDL	$231,184	$225,734	$227,422

Management fee
TDL - included in revenue-producing properties	$91,400	$91,400

Amounts included in accounts receivable
TDL	$2,253,164	$2,561,575
WROC	1,011,229	1,763,479
	$3,264,393	$4,325,054
Amounts included in accounts payable
TDL	$537,491	$320,703

These transactions are in the normal course of operations.

The amounts due from the partners, which have arisen as a result of the above transactions, are non-interest bearing and due on demand.

5.	Deferred lease inducements

	December 30, 2012			January 1, 2012
		Accumulated
	Cost	amortization	Net	Net
Deferred lease inducements	$6,679,525	$3,597,707	$3,081,818	$3,374,891

TIMWEN Partnership
Notes to Financial Statements

6.	Leases
Minimum lease payments under long-term operating lease agreements for various properties are as follows:

2013	$7,446,000
2014	7,484,000
2015	7,491,000
2016	7,192,000
2017	6,906,000
2018 and thereafter	24,290,000
Total	$60,809,000

The minimum lease payments include $33,810,000 related to renewal periods reasonably assured of being exercised.

All leased locations are subleased to WROC or to TDL at amounts based on restaurant revenues.

7.	Financial instruments
Due to their short-term maturities, the carrying value of the partnership's cash, accounts receivable and accounts payable and accrued liabilities approximate their estimated fair value.

8.	Commitments and contingencies
The partnership is party to various legal actions and complaints arising in the ordinary course of business. It is the opinion of the partnership's management that the ultimate resolution of such matters will not materially affect the partnership's financial condition or income.

9.	Subsequent events
The partnership has evaluated events subsequent to December 30, 2012 and up to February 27, 2013 which corresponds to the date these financial statements were issued (or available to be issued).